CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated July 25, 2013, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 19 (included in Van Kampen Unit Trusts, Municipal Series 970) as of March 31, 2013, and for the period from April 25, 2011 (date of deposit) through March 31, 2012 and for the year ended March 31, 2013 and the financial highlights for the period from April 25, 2011 (date of deposit) through March 31, 2012 and for the year ended March 31, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-171593) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 25, 2013